Exhibit 99.4

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars, except per-share amounts)	2006	2005	2006	2005
Revenues
Oil and gas sales	$1,227	$1,108	$2,406	$2,114
Loss on commodity derivatives	(130)	(82)	(244)	(168)
Gas marketing revenues	147	138	360	270
Other revenues	23	19	45	38

Total Revenues	1,267	1,183	2,567	2,254

Operating Expenses
Lease operating costs	128	115	259	223
Production and ad valorem taxes	43	34	74	64
Transportation expense	25	24	48	47
General and administrative expense	60	62	134	115
Merger-related costs	8	—	8	—
Exploration expense	106	116	158	171
Gas gathering, processing and other expenses	27	26	61	54
Gas marketing costs	145	139	359	269
Depreciation, depletion and amortization	194	220	383	443
Accretion expense	4	5	7	11
Provision for environmental remediation costs	3	2	3	2
Asset impairments	—	—	—	4
Gain on sales of oil and gas properties	(1)	(25)	(5)	(47)

Total Operating Expenses	742	718	1,489	1,356

Operating Income	525	465	1,078	898
Interest expense	(49)	(58)	(90)	(118)
Loss on early repayment and modification of debt	—	—	(81)	—
Other income (expense)	(3)	(4)	(6)	(6)

Income from Continuing Operations before Income Taxes	473	403	901	774
Provision for income taxes	(167)	(147)	(319)	(275)

Income from Continuing Operations	306	256	582	499
Income (loss) from discontinued operations, net of taxes	(1)	114	(24)	226
Cumulative effect of change in accounting principle, net of taxes	—	—	2	—

Net Income	$305	$370	$560	$725

Income (Loss) per Common Share
Basic -
Continuing operations	$1.36	$.91	$2.57	$1.69
Discontinued operations	(.01)	.40	(.11)	.76
Cumulative effect of change in accounting principle	—	—	.01	—

Net income	$1.35	$1.31	$2.47	$2.45

Diluted -
Continuing operations	$1.33	$.90	$2.53	$1.65
Discontinued operations	—	.40	(.11)	.74
Cumulative effect of change in accounting principle	—	—	.01	—

Net income	$1.33	$1.30	$2.43	$2.39

Dividends Declared per Common Share	$.03125	$.025	$.05625	$.25

The accompanying notes are an integral part of these consolidated financial statements.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(Millions of dollars)	June 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$156	$1,053
Accounts receivable	751	753
Derivatives and other current assets	204	205
Deferred income taxes	380	547
Assets held for sale and Tronox assets	24	691

Total Current Assets	1,515	3,249

Property, Plant and Equipment	12,091	13,629
Less reserves for depreciation, depletion and amortization	(3,874)	(5,194)

	8,217	8,435

Investments, Derivatives and Other Assets	321	427
Goodwill and Other Intangible Assets	1,175	1,179
Assets Held for Sale and Tronox Assets	710	986

Total Assets	$11,938	$14,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$398	$425
Long-term debt due within one year	309	306
Income taxes payable	53	429
Commodity derivative liabilities	877	1,506
Accrued liabilities	831	846
Liabilities associated with assets held for sale and Tronox	25	419

Total Current Liabilities	2,493	3,931

Long-Term Debt	2,097	2,277

Noncurrent Liabilities
Deferred income taxes	1,620	1,445
Asset retirement obligations	212	310
Commodity derivative liabilities	323	658
Other	451	471
Liabilities associated with assets held for sale and Tronox	126	1,069

Total Noncurrent Liabilities	2,732	3,953

Contingencies and Commitments (Notes 13 and 14)
Stockholders’ Equity
Common stock, par value $1 - 500,000,000 shares authorized, 234,412,964 and 232,231,760 shares issued at June 30, 2006 and December 31, 2005, respectively	234	120
Capital in excess of par value	3,654	3,702
Preferred stock purchase rights	1	1
Retained earnings	2,006	1,704
Accumulated other comprehensive loss	(621)	(1,079)
Common stock in treasury, at cost - 7,105,344 and 3,456,918 shares at June 30, 2006 and December 31, 2005, respectively	(635)	(266)
Deferred compensation cost	(23)	(67)

Total Stockholders’ Equity	4,616	4,115

Total Liabilities and Stockholders’ Equity	$11,938	$14,276

The company followed the “successful efforts” method of accounting for oil and gas exploration and production activities in preparing these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
(Millions of dollars)	2006	2005
Cash Flows from Operating Activities
Net income	$560	$725
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation, depletion and amortization	430	650
Deferred income taxes	107	265
Dry hole expense	73	91
Asset impairments	—	5
Gain on sale of assets	(5)	(46)
Accretion expense	7	17
Loss on early repayment and modification of debt	81	—
Provision for Tronox guarantee	56	—
Other noncash items affecting net income	(25)	146
Changes in assets and liabilities	(574)	(275)

Net Cash Provided by Operating Activities	710	1,578

Cash Flows from Investing Activities
Capital expenditures	(925)	(808)
Dry hole costs	(40)	(75)
Proceeds from sales of assets	11	63
Other investing activities	15	(21)

Net Cash Used in Investing Activities	(939)	(841)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of stock options	43	159
Purchases of treasury stock	(369)	(250)
Shares repurchased under the tender offer	—	(3,975)
Repayment of debt	(250)	(392)
Proceeds from borrowings	—	4,250
Dividends paid	(11)	(142)
Settlement of Westport derivatives	(30)	(80)
Tronox Distribution (1)	(57)	—
Other financing activities	9	(58)

Net Cash Used in Financing Activities	(665)	(488)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(3)	(1)

Net Increase (Decrease) in Cash and Cash Equivalents	(897)	248
Cash and Cash Equivalents at Beginning of Year	1,053	76

Cash and Cash Equivalents at End of Period	$156	$324

(1)	Represents Tronox’s cash balance deconsolidated upon the Distribution. See Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

AND STOCKHOLDERS’ EQUITY

(UNAUDITED)

(Millions of dollars)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Deferred Compensation and Other	Total Stockholders’ Equity
Balance at December 31, 2004	$152	$4,205	$1,102	$(79)	$(8)	$(54)	$5,318
Comprehensive Income (Loss):
Net income	—	—	725	—	—	—	725
Other comprehensive loss	—	—	—	(562)	—	—	(562)

Comprehensive income							163
Stock issued upon conversion of debt	10	583	—	—	—	—	593
Purchases of treasury stock	—	—	—	—	(250)	—	(250)
Shares repurchased and retired	(47)	(1,410)	(2,517)	—	—	(1)	(3,975)
Stock option exercises	3	156	—	—	—	—	159
Restricted stock activity	1	25	—	—	(3)	(13)	10
ESOP deferred compensation	—	—	—	—	—	3	3
Tax benefit from stock-based awards	—	21	—	—	—	—	21
Dividends declared ($.25 per share)	—	—	(80)	—	—	—	(80)

Balance at June 30, 2005	$119	$3,580	$(770)	$(641)	$(261)	$(65)	$1,962

Balance at December 31, 2005	$120	$3,702	$1,704	$(1,079)	$(266)	$(66)	$4,115
Comprehensive Income:
Net income	—	—	560	—	—	—	560
Other comprehensive income	—	—	—	458	—	—	458

Comprehensive income							1,018
Adoption of FAS No. 123(R)	—	(42)	—	—	—	42	—
Purchases of treasury stock	—	—	—	—	(369)	—	(369)
Stock option exercises	1	42	—	—	—	—	43
Amortization of options and restricted stock cost, net of forfeitures	—	43	—	—	—	—	43
ESOP deferred compensation and other	—	—	(1)	—	—	2	1
Tax benefit from stock-based awards	—	22	—	—	—	—	22
Dividends declared ($.05625 per share)	—	—	(13)	—	—	—	(13)
Tronox Distribution (Note 2)	—	—	(244)	—	—	—	(244)
Two-for-one stock split	113	(113)	—	—	—	—	—

Balance at June 30, 2006	$234	$3,654	$2,006	$(621)	$(635)	$(22)	$4,616

The accompanying notes are an integral part of these consolidated financial statements.

KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006

1.	The Company, Basis of Presentation and Accounting Policies

The Company

Kerr-McGee is an independent exploration and production company that explores for, develops, produces and markets crude oil and natural gas, with major areas of operation in the United States and China. Exploration efforts also extend to the North Slope of Alaska and offshore West Africa, Brazil and Trinidad and Tobago. Terms such as “Kerr-McGee,” “the company,” “we,” “our,” and similar terms are used interchangeably in these condensed consolidated financial statements to refer to the consolidated group or to one or more of the companies that are part of the consolidated group.

Pending Merger

On June 22, 2006, Kerr-McGee and Anadarko Petroleum Corporation (Anadarko) entered into a definitive agreement which provides for the company’s merger with a subsidiary of Anadarko. Under the terms of the agreement, each outstanding share of Kerr-McGee Corporation common stock will be converted into the right to receive $70.50 in cash, without interest, subject to increase at the rate of $.01255 per day for each day after August 10, 2006 that the merger has not been completed, but not exceeding $71.0271 per share. The transaction, which is subject to approval by Kerr-McGee’s stockholders and customary terms and conditions, is expected to close during the third quarter of 2006. A special meeting of stockholders to vote on the proposed merger is to be held on August 10, 2006. Following completion of the merger, the company will become a wholly-owned subsidiary of Anadarko. Note 9 describes the anticipated effect of the merger on stock-based awards issued under the company’s long-term incentive plans and outstanding at the merger date.

Other Recent Developments

•	On May 9, 2006, the company’s Board of Directors (the Board) authorized a two-for-one split of Kerr-McGee’s outstanding common stock. The stock split was accomplished through a stock dividend issued on June 14, 2006 to stockholders of record at the close of business on June 2, 2006. Stock held in treasury was not split. Unless otherwise indicated, common shares outstanding and per-share amounts in the accompanying condensed consolidated financial statements and notes thereto have been retroactively adjusted to reflect the stock split. The par value of Kerr-McGee’s common stock remains $1 per share.

•	The Board approved a 25% increase in the company’s quarterly dividend effective with the dividend paid on July 3, 2006. On a post-split basis, the quarterly dividend increased from $.025 to $.03125 per share.

•	In January 2006, the company entered into an agreement to sell its interests in certain Gulf of Mexico shelf oil and natural gas properties to W&T Offshore, Inc. (W&T) for approximately $1.34 billion in cash, subject to certain adjustments. The transaction, which has an effective date of October 1, 2005 and is subject to customary closing conditions and regulatory approvals, is expected to close in the third quarter.

•	In January 2006, the Board approved a $1 billion stock repurchase program. During the first six months of 2006, approximately 3.4 million shares of stock (on a pre-split basis) were repurchased at an aggregate cost of $356 million.

•	In November 2005, Tronox Incorporated (Tronox), a former wholly-owned subsidiary that held Kerr-McGee’s chemical business, completed an initial public offering (IPO) of 17.5 million shares of Class A common stock, which reduced Kerr-McGee’s equity interest in Tronox to 57%. On March 30, 2006, Kerr-McGee completed a pro rata distribution to its stockholders in the form of a dividend of shares of Tronox Class B common stock it owned (the Distribution) and no longer has any ownership or voting interest in Tronox.

Basis of Presentation

The unaudited condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, include all adjustments necessary to a fair statement of the results for the interim periods presented. Except for adjustments to reflect the stock split, the Distribution and reclassifications discussed below, such adjustments are normal and recurring in nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. Although the company believes that the disclosures are adequate to make the information presented not misleading, these financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the company’s latest annual report on Form 10-K.

With the separation of the chemical business, the income statement format has been changed to better reflect the operations of an exploration and production company. Certain 2005 amounts included in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2006 presentation. The operating results of and other costs directly associated with Tronox and the company’s North Sea oil and gas business that was sold in November 2005 are reported as discontinued operations.

Accounting Policies

Employee Stock-Based Compensation - Under Kerr-McGee’s long-term incentive plans, the company generally grants nonvested stock, stock options and performance unit awards to nonemployee directors and qualifying employees (the terms of the awards are described in Note 9). Prior to 2006, the company’s stock-based employee compensation was accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (FAS No. 123). Under the intrinsic-value-based accounting model specified in APB No. 25, the company generally did not recognize compensation cost for its stock option awards, as most options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective January 1, 2006, the company adopted the fair value recognition provisions of FAS No. 123 (Revised 2004), “Share-Based Payment” (FAS No. 123(R)), using the modified prospective transition method. Under this method, stock-based compensation cost recognized in income from continuing operations for the three and six months ended June 30, 2006 includes:

•	Compensation cost for all stock option and stock awards that were unvested as of January 1, 2006 based on the grant-date fair value estimated in accordance with the original provisions of FAS No. 123

•	Compensation cost for all stock options and nonvested stock awards granted subsequent to January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of FAS No. 123(R)

•	Compensation cost for performance units outstanding as of January 1, 2006 and granted subsequent to that date based on the change in their estimated fair value

Results for prior periods have not been retroactively adjusted for the adoption of FAS No. 123(R). The company recognized cumulative effect of adoption as an increase in net income of $2 million ($3 million on a pretax basis). This adjustment reflects a reduction in the performance units liability to its estimated fair value and the effect of the change in the company’s accounting policy for forfeitures. FAS No. 123(R) requires that compensation cost be recognized only for awards for which the requisite service is expected to be rendered, using an estimated forfeiture rate. Prior to January 1, 2006, the company accounted for forfeitures as they occurred.

The following table presents the increase (decrease) in reported earnings for the three- and six-month periods ended June 30, 2006 as a result of adopting FAS No. 123(R), as well as the change in classification of reported cash flows associated with excess tax benefits, as compared to results that would have been reported had the company continued to apply provisions of APB No. 25:

(Millions of dollars, except per share amounts)	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Increase (decrease) in:
Income from continuing operations before income taxes	$(4)	$(16)
Income from continuing operations	(3)	(11)
Net income	(3)	(9)
Earnings per share:
Basic	(.01)	(.04)
Diluted	(.01)	(.04)
Net cash provided by operating activities	(4)	(13)
Net cash used in financing activities	4	13

The following table illustrates the effect on net income and earnings per share for the three and six months ended June 30, 2005 assuming stock-based compensation cost was determined using the fair-value-based method prescribed by FAS No. 123:

(Millions of dollars, except per share amounts)	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net income, as reported	$370	$725
Add: stock-based employee compensation expense included in reported net income, net of taxes	4	13
Deduct: stock-based compensation expense determined using a fair-value method, net of taxes	(6)	(22)

Pro forma net income	$368	$716

Net income per share -
Basic -
As reported	$1.31	$2.45
Pro forma	1.31	2.42
Diluted -
As reported	$1.30	$2.39
Pro forma	1.29	2.36

New Accounting Pronouncements - In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions the company has taken or expects to take on a tax return. The provisions of FIN 48 are effective in 2007 and will apply to all tax positions upon initial adoption. The company is currently evaluating the possible financial statement effects of adopting this new standard.

2.	Tronox Separation

In November 2005, Tronox, a former subsidiary that held Kerr-McGee’s chemical business, completed an initial public offering (IPO) of 17.5 million shares of its Class A common stock. Following the IPO, Kerr-McGee continued to own 22.9 million shares of Tronox Class B common stock, representing approximately 57% of the equity interest and 89% of the total voting power of Tronox. On March 8, 2006, Kerr-McGee’s Board of Directors approved a pro rata distribution to its stockholders of Tronox Class B common stock the company owned. The Distribution was completed on March 30, 2006 and resulted in holders of Kerr-McGee common stock as of March 20, 2006 receiving a dividend of .20164 of a share of Tronox Class B common stock for each share of Kerr-McGee common stock they owned (on a pre-split basis). Stockholders entitled to fractional shares of Tronox Class B common stock received cash in lieu of fractional shares. As a result of the Distribution, retained earnings and other comprehensive income were reduced by a total of $265 million, which represented the carrying amount of Kerr-McGee’s investment in Tronox as of the Distribution date (including the effect of transferring additional assets from Kerr-McGee’s qualified retirement plan to the Tronox plan in May 2006 as discussed in Note 10).

Under the terms of the Master Separation Agreement entered into between Kerr-McGee and Tronox in connection with the IPO, Kerr-McGee agreed to reimburse Tronox for 50% of certain qualifying environmental remediation costs incurred and paid by Tronox and its subsidiaries before November 28, 2012, subject to certain limitations and conditions. The seven-year reimbursement obligation is limited to a maximum aggregate reimbursement of $100 million. In connection with the Distribution, Kerr-McGee recognized a fair-value-based liability of $56 million associated with this reimbursement obligation, with the associated charge reflected as a component of loss from discontinued operations.

Historically, certain Tronox employees and retirees participated in stock-based compensation, retirement, and health and life postretirement plans established by Kerr-McGee. As more fully discussed in Note 9, except for vested stock options and performance unit awards, Kerr-McGee’s stock-based awards held by Tronox employees were forfeited on the date of the Distribution and replaced with stock-based awards of comparable value issued by Tronox. Additionally, on the Distribution date, Tronox assumed obligations for retirement and health and life postretirement benefits for Tronox’s U.S. employees and retirees. In connection with the assumption of the benefit obligations, the company also transferred to Tronox trust assets associated with the transferred benefit obligations. Note 10 provides additional information regarding the effects of the separation on Kerr-McGee’s obligations for pension and postretirement health and life benefits.

3.	Discontinued Operations and Assets Held for Sale

Discontinued Operations - The following tables summarize the components of income (loss) from discontinued operations for the periods presented:

	Three Months Ended June 30,
	2006	2005
(Millions of dollars)	Tronox	North Sea Oil and Gas Business		Tronox		Total
Revenues	$—	$311		$356		$667

Income (loss) from Discontinued Operations:
Income from operations	$(1)	$160	(1)	$16	(1)	$176
Income tax (expense) benefit	—	(55)		(7)		(62)

Income (loss) from discontinued operations, net of tax	$(1)	$105		$9		$114

	Six Months Ended June 30,
	2006	2005
(Millions of dollars)	Tronox	North Sea Oil and Gas Business		Tronox		Total
Revenues	$336	$623		$690		$1,313

Income (loss) from Discontinued Operations:
Income from operations	$34	$343	(1)	$22	(1)	$365
Provision for Tronox guarantee (2)	(56)	—		—		—

Pretax income (loss) from discontinued operations	(22)	343		22		365
Income tax (expense) benefit	7	(133)		(6)		(139)
Net income from operations allocable to minority interests	(9)	—		—		—

Income (loss) from discontinued operations, net of tax	$(24)	$210		$16		$226

(1)	Under the company’s $5.25 billion secured credit agreement which was in effect from May 2005 through January 9, 2006, the company was required to use 100% of the net after-tax cash proceeds from disposition of certain assets to repay debt. Because the North Sea oil and gas and Tronox assets were subject to this requirement, interest expense on debt that was required to be repaid upon the sale of the North Sea business and the Tronox IPO ($19 million and $5 million, respectively) is classified as a component of income from discontinued operations for the three and six months ended June 30, 2005 (or $15 million on an after-tax basis).

(2)	Additional information about the guarantee is provided in Note 2.

Assets and liabilities of Tronox are segregated as assets and liabilities of discontinued operations in the accompanying Condensed Consolidated Balance Sheet as of December 31, 2005.

Assets Held for Sale - Assets held for sale at June 30, 2006 and associated liabilities consist of assets and liabilities associated with the company’s interests in certain Gulf of Mexico shelf oil and gas properties to be sold to W&T. The company expects to complete the sale in the third quarter.

4.	Other Comprehensive Income (Loss)

Components of other comprehensive income (loss) for the three and six months ended June 30, 2006 and 2005 are presented in the following table and include amounts associated with discontinued operations. Components of accumulated other comprehensive income (loss) associated with Tronox were reclassified to retained earnings in connection with the Distribution.

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2006	2005	2006	2005
Foreign currency translation -
Translation adjustments, net of minority interest of $2	$5	$(16)	$6	$(14)
Reclassification to retained earnings	—	—	(24)	—

Total foreign currency translation adjustments	5	(16)	(18)	(14)

Net gains (losses) on commodity derivatives - Unrealized gains (losses), net of taxes of nil, $81, $(111) and $353	—	(139)	207	(623)
Reclassification of realized losses to net income, net of taxes of $(52), $(28), $(150) and $(43)	98	50	276	75
Reclassification to retained earnings	—	—	1	—

Total gains (losses) on commodity derivatives, net	98	(89)	484	(548)

Minimum pension liability -
Minimum pension liability adjustments, net of taxes of $5	—	—	(10)	—
Reclassification to retained earnings, net of taxes of $(1)	—	—	2	—

Total minimum pension liability adjustments	—	—	(8)	—

Other comprehensive income (loss)	$103	$(105)	$458	$(562)

Components of accumulated other comprehensive loss at June 30, 2006 and December 31, 2005, net of applicable tax effects, are as follows:

(Millions of dollars)	June 30, 2006	December 31, 2005
Foreign currency translation adjustments	$17	$35
Unrealized loss on commodity derivatives	(611)	(1,095)
Minimum pension liability adjustments	(27)	(19)

	$(621)	$(1,079)

5.	Derivative Instruments

The company is exposed to risk from fluctuations in crude oil and natural gas prices, foreign currency exchange rates and interest rates. To reduce the impact of these risks on earnings and to increase the predictability of cash flows, the company enters into derivative contracts that are primarily comprised of swaps and collars for a portion of its future oil and gas production and interest rate swaps to hedge the fair value of its fixed-rate debt. Effects of interest rate swaps on the company’s financial statements were not material for the periods presented.

The following tables summarize the balance sheet presentation of the company’s oil and gas commodity derivatives as of June 30, 2006 and December 31, 2005:

	As of June 30, 2006
	Derivative Fair Value
(Millions of dollars)	Current Asset	Long-Term Asset	Current Liability	Long-Term Liability	Deferred Loss in AOCI(1)
Oil and gas production-related derivatives	$98	$23	$(872)	$(322)	$(611)
Gas marketing-related derivatives	5	1	(5)	(1)	—

Total	$103	$24	$(877)	$(323)	$(611)

	As of December 31, 2005
	Derivative Fair Value
(Millions of dollars)	Current Asset	Long-Term Asset	Current Liability	Long-Term Liability	Deferred Loss in AOCI(1)
Oil and gas production-related derivatives	$101	$34	$(1,492)	$(658)	$(1,095)
Gas marketing-related derivatives	13	1	(14)	—	—

Total	$114	$35	$(1,506)	$(658)	$(1,095)

(1)	Amounts deferred in accumulated other comprehensive income (AOCI) are reflected net of taxes.

The following table summarizes components of gain (loss) on commodity derivative instruments associated with continuing operations for the three- and six-month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2006	2005	2006	2005
Loss on hedge derivatives	$(150)	$(59)	$(424)	$(85)
Mark-to-market nonhedge derivative gain (loss)	20	12	150	(39)
Gain (loss) due to hedge ineffectiveness	—	(35)	30	(44)

	(130)	(82)	(244)	(168)
Gas marketing-related derivatives	—	2	—	4

Total	$(130)	$(80)	$(244)	$(164)

Discontinuation of Hedge Accounting - Beginning March 1, 2006, the company elected to discontinue hedge accounting for its commodity derivatives since a large portion of the company’s natural gas derivatives no longer qualified for hedge accounting and to increase clarity in its financial statements. Consequently, from that date forward, the company recognizes mark-to-market gains and losses on all of its oil and gas derivatives in earnings, rather than deferring such amounts in accumulated other comprehensive income. The net mark-to-market loss on outstanding derivatives at June 30, 2006 included in accumulated other comprehensive income will be reported in future earnings through 2007 as the original hedged oil and gas sales occur. The company expects to reclassify $463 million of the net after-tax derivative loss from accumulated other comprehensive income to earnings during the next 12 months.

6.	Exploratory Drilling Costs

At June 30, 2006, the company had capitalized exploratory drilling costs of approximately $234 million associated with ongoing exploration and/or appraisal activities primarily in the deepwater Gulf of Mexico, Alaska and Brazil (including $41 million associated with the Gulf of Mexico shelf properties to be sold to W&T). Such capitalized costs may be charged against earnings in a future period if management determines that commercial quantities of hydrocarbons have not been discovered or that future appraisal drilling or development activities are not likely to occur.

7.	Debt

The following table summarizes changes in total debt for the six months ended June 30, 2006:

(Millions of dollars)	Principal	Debt Discount	Carrying Amount
Balance at December 31, 2005 (1)	$3,232	$(99)	$3,133
Amortization of discount	—	3	3
Change in the fair value of hedged debt	—	1	1
Early redemption of 7% debentures due 2011	(250)	69	(181)
Tronox Distribution	(550)	—	(550)

Balance at June 30, 2006	$2,432	$(26)	$2,406

(1)	Includes $550 million of Tronox debt presented in the Condensed Consolidated Balance Sheet as liabilities associated with Tronox.

In February 2006, the company redeemed its 7% deep-discount debentures with a face value of $250 million using cash on hand. In connection with the early redemption, a pretax loss of $69 million, representing a write-off of unamortized discount on the debentures, was recognized. Additionally, in January 2006, the company terminated its $1.25 billion secured revolving credit facility, which resulted in a write-off of unamortized debt issue costs of $12 million associated with the facility. The terminated facility was replaced with a $1.25 billion unsecured revolving credit agreement. At June 30, 2006, no borrowings were outstanding under the revolving facility, while outstanding letters of credit that reduce borrowing capacity totaled $57 million.

8.	Exit, Disposal and Restructuring Activities

The following table presents the changes in the reserve for exit, disposal and restructuring activities during the six months ended June 30, 2006. No significant changes in the status of exit activities occurred during this period.

	Reserve Activity
(Millions of dollars)	Dismantlement and Closure	Personnel Costs	Total
Balance at December 31, 2005	$6	$21	$27
Provisions/Accruals (1)	—	7	7
Payments	(1)	(12)	(13)
Tronox Distribution	(5)	(6)	(11)

Balance at June 30, 2006	$—	$10	$10

(1)	Includes a $2 million charge related to Tronox, which is reflected in loss from discontinued operations in the Condensed Consolidated Statement of Income.

9.	Employee Stock-Based Compensation

Overview - The company’s 2005 Long Term Incentive Plan (the Plan) authorizes the issuance of shares of the company’s common stock to certain employees and non-employee directors at any time prior to May 10, 2015 in the form of fixed-price stock options, restricted stock or performance awards. At June 30, 2006, approximately 8.5 million shares of Kerr-McGee stock were available to be granted under the Plan. Prior to the approval of the Plan by the company’s stockholders, stock-based awards were granted under similar plans, all of which have been terminated. Although no more awards can be issued under those plans, their termination had no effect on awards that had been previously issued and are outstanding.

Stock-based awards granted by the company to its employees and non-employee directors in recent years generally have the following terms:

	Contractual Life (Years)	Vesting Period (Years)	Vesting Term (1)	Cash- or Stock- Settled	Vesting and Other Conditions
Stock options	10	3	Graded	Stock	Employee service
Restricted stock	not applicable	3	Cliff	Stock	Employee service
Performance units (2)	3	3	Cliff	Cash	Employee service and achievement of specified stockholder return targets

(1)	An employee holding stock options vests in one third of the award annually. An employee vests in the entire restricted stock award at the end of the three-year vesting period. Employees terminating their employment due to retirement fully vest in their stock option and restricted stock awards upon retirement, and, subject to certain conditions, retain the right to receive a pro rata payout under the performance unit awards to the extent services have been provided.

(2)	Performance unit awards provide an employee with a potential cash payment at the end of a three-year performance cycle based on Kerr-McGee’s total stockholder return (stockholder return assuming dividend reinvestment) relative to selected peer companies. Payout levels vary depending upon Kerr-McGee’s rank relative to its peers.

Impact of Pending Merger - Consistent with the provisions of the company’s long-term incentive plans, upon completion of the merger, all options to purchase Kerr-McGee common stock, shares of Kerr-McGee restricted stock and performance units outstanding as of the merger date will vest immediately. The merger agreement provides that all outstanding stock options will be cancelled upon completion of the merger and the option holders will receive cash consideration for each option equal to the excess of the per-share merger consideration over the exercise price (subject to applicable tax withholdings). Restrictions on all shares of restricted stock will lapse and the shares will be converted into rights to receive the per-share merger consideration. The company’s performance unit awards outstanding as of the merger completion date will settle in cash consistent with the provisions of the long term incentive plans under which they were issued.

Effect of Tronox Separation and the Stock Split - As provided in the Employee Benefits Agreement between Kerr-McGee and Tronox, except for vested stock options, vested performance unit awards, and awards held by retirement-eligible employees, Kerr-McGee stock-based awards held by Tronox employees at the date of the Distribution were forfeited and replaced with stock-based awards of comparable value issued by Tronox. Retirement-eligible Tronox employees fully vested in their Kerr-McGee stock options and restricted stock on the Distribution date. In connection with the Distribution, a reversal of pretax expense of $3 million was recognized as a component of loss from discontinued operations, reflecting the net effect of reversing previously recognized compensation cost for Kerr-McGee awards forfeited by Tronox employees and accelerated amortization of compensation cost for awards held by retirement-eligible employees of Tronox.

In connection with the Distribution, the holders of Kerr-McGee stock options were not entitled to receive the dividend of Tronox Class B common stock. Accordingly, following provisions of the relevant incentive plans, the company adjusted the terms of stock options outstanding as of March 30, 2006 to reduce the exercise price and increase the number of shares subject to the options. On a post-split basis, the number of shares subject to the options increased by 387,310 and the weighted average exercise price decreased by $1.12 per share. This antidilution adjustment preserved the intrinsic value of the options prior to the Tronox share dividend and maintained the ratio of the exercise price of each option to the market price of Kerr-McGee stock as of the Distribution date.

Following provisions of the long-term incentive plans, the terms of stock options outstanding as of June 14, 2006, the date of the two-for-one stock split, were modified, whereby the number of shares subject to each option has doubled and the exercise price decreased 50%. Additionally, holders of Kerr-McGee restricted stock received the stock dividend in connection with the stock split.

The company evaluated the impact of award modifications in connection with the Distribution and the stock split on compensation cost and determined that the modifications did not increase the fair value of the awards. Therefore, there was no effect on compensation cost recognized in the first six months of 2006 and no effect is expected on cost recognition in future periods.

Stock-Based Compensation Cost - The following summarizes stock-based compensation expense recognized in income from continuing operations for the three and six months ended June 30, 2006 and 2005. Refer to Note 1 for information regarding the change in the accounting policy for stock-based awards effective January 1, 2006.

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2006	2005	2006	2005
Stock options	$5	$—	$25	$1
Restricted stock	5	5	20	10
Performance units	11	—	17	7

Total stock-based compensation expense	21	5	62	18
Income tax benefit	(8)	(1)	(22)	(6)

Total stock-based compensation expense, net of taxes	$13	$4	$40	$12

The following table presents unamortized cost associated with awards outstanding at June 30, 2006 and the weighted average period over which it is expected to be recognized (before considering the associated income tax benefit). Compensation cost ultimately recognized and the remaining recognition period may differ from those presented below due to changes in the estimate of forfeitures, accelerated vesting upon a change in control, or changes in fair value of performance units, which are remeasured each reporting period.

(Millions of dollars)	Unrecognized Cost (Pretax)	Remaining Period (Years)
Stock options	$28	2.1
Restricted stock	25	1.8
Performance units	29	2.0

	$82	2.0

Stock Options - The following table presents a summary of activity for Kerr-McGee options for the six months ended June 30, 2006. The share and per-share information has been retroactively adjusted to reflect the effects of the two-for-one stock split and an antidilution adjustment in connection with the Distribution, which are described below.

Options	Number of Shares	Price (2)	Contractual Life(2) (Years)	Intrinsic Value(3) (Millions)
Outstanding at December 31, 2005	9,929,090	$25.65
Granted	2,431,304	45.36
Exercised	(1,727,552)	24.87
Forfeited (1)	(462,305)	29.07
Expired	(8,558)	23.82

Outstanding at June 30, 2006	10,161,979	$30.34	7.2	$396

Exercisable at June 30, 2006	5,403,830	$25.66	5.8	$236

(1)	Includes options to purchase 335,165 shares of Kerr-McGee stock that were forfeited by Tronox employees at the date of the Distribution.

(2)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.

(3)	Reflects aggregate intrinsic value based on the difference between the market price of Kerr-McGee common stock and the options’ exercise price.

The following table presents selected information with respect to options exercised during the first six months of 2006 and 2005:

(Millions of dollars)	2006	2005
Intrinsic value	$47	$58
Cash proceeds received	43	159
Tax benefit realized	16	20

Compensation Cost Measurement

Valuation and Cost Attribution Methods - Prior to January 1, 2006, the company utilized the Black-Scholes-Merton option-pricing model to estimate the fair value of its stock option awards. Starting with its 2006 grant, the company estimates the fair value of its option awards using a lattice model, which management believes results in a more accurate measurement of fair value as compared to the Black-Scholes-Merton formula. Fair value is determined on the date of grant and recognized in earnings (net of expected forfeitures) on a straight-line basis over the employee service period necessary to earn the awards, which is generally the vesting period. However, compensation cost associated with employees whose retention of the options is not contingent on providing future service is recognized immediately upon grant.

The following table presents the weighted-average fair-value measurement assumptions for options granted during the first six months of 2006 and 2005, followed by additional information regarding the assumptions.

	2006	2005
Expected volatility (annualized)	28.0%	26.4%
Expected dividend yield (annualized)	.2%	3.5%
Expected term (years)	5.6	6
Risk-free rate	4.49%	3.9%
Weighted average per-share fair value of options granted(1)	$16.20	$10.11

(1)	Retroactively adjusted to reflect the effects of the two-for-one stock split and the Distribution.

Expected Volatility - In determining the volatility assumption, the company considers both the implied volatility of its traded options and historical volatility of its stock price over the same contractual term as the options.

Expected Dividend Yield - The dividend yield assumption is based on the company’s expectation, as of the grant date, about its dividend policy over the contractual option term. In March 2005, subsequent to the 2005 stock option grant, Kerr-McGee’s Board of Directors approved a change in the dividend policy that reduced quarterly dividends from $.225 to $.025 per share. The company’s 2006 expected dividend yield reflects that change in the dividend policy.

Expected Term - The expected term represents the period that the company’s options are expected to be outstanding. Under the lattice model, expected term is derived from assumptions of employee post-vesting termination and retirement rates, as well as voluntary exercise behavior correlated to various market price scenarios for the company’s stock. Assumptions made regarding employee exercise behavior are based on analyses of historical experience for similar awards over a period of ten years, giving consideration to the contractual terms of the options, demographic characteristics of option holders, vesting schedules and expectations of future employee behavior.

Risk-Free Interest Rate - The company bases the risk-free interest rate on the U.S. Treasury securities rates over the contractual term of the options.

Nonvested and Restricted Stock - The following table summarizes information about nonvested and restricted stock activity during the first six months of 2006:

	Shares	Fair Value (1)
Balance at December 31, 2005	2,481,250	$26.93
Granted	482,140	49.29
Vested	(819,770)	21.61
Forfeited (2)	(193,318)	32.20

Balance at June 30, 2006	1,950,302	$34.16

(1)	Represents the weighted-average grant-date fair value.

(2)	Includes approximately 146,000 shares forfeited by Tronox employees as of the Distribution date.

Valuation and Cost Attribution Method - Grant-date fair value of nonvested shares is determined by reference to market quotes for the company’s common stock. Compensation cost is recognized in earnings (net of expected forfeitures) on a straight-line basis over the employee service period necessary to earn the awards, which is generally the vesting period. However, compensation cost associated with employees whose retention of stock awards is not contingent on providing future service is recognized immediately upon grant.

Performance Units - The following summarizes activity associated with the company’s performance unit awards, as well as the changes in the performance units liability for the six months ended June 30, 2006:

(Millions of dollars)	Performance Units	Carrying Amount of Liability
Balance at December 31, 2005	33,545,679	$21
Cumulative effect of adopting FAS 123(R)	(675,871)	(2)
Forfeitures by Tronox employees upon the Distribution	(2,794,330)	(1)
Units granted (1)	15,980,157	N/A
Award settlement	(9,292,084)	(9)
Compensation cost recognized	—	17

Balance at June 30, 2006 (2)	36,763,551	$26

(1)	Grant-date measurement of new performance unit awards is not required. Rather, fair value of the 2006 grant was estimated as of June 30, 2006 to determine the 2006 compensation cost associated with these awards.

(2)	Performance units shown represent units outstanding and expected to vest.

Valuation and Cost Attribution Method - Fair value estimates as of the end of each reporting period are determined using a Monte Carlo simulation model, which utilizes multiple input variables to estimate Kerr-McGee’s expected shareholder return as compared to selected peer companies. Inputs into the model include the following for Kerr-McGee and peer companies: total stockholder return from the beginning of the performance cycle through the measurement date, volatility, risk-free interest rates, and correlation of Kerr-McGee’s and peer companies’ total stockholder return. The inputs are based on historical capital market data. The total fair-value-based obligation associated with awards expected to vest is further adjusted to reflect the extent to which employee services necessary to earn the awards have been rendered. Compensation cost for any given period equals the increase or decrease in the liability for awards outstanding and expected to vest.

10.	Employee Benefit Plans

Overview - Kerr-McGee is a sponsor of noncontributory defined-benefit retirement plans and contributory postretirement plans for health care and life insurance, in each case for the benefit of the company’s current and former U.S. employees. Most U.S. employees are covered under the company’s retirement plans, and substantially all U.S. employees become eligible for the health and life postretirement benefits if they reach retirement age while working for the company and have 10 years of continuous service. As discussed in Note 2, under the provisions of the Employee Benefits Agreement between Kerr-McGee and Tronox, qualifying U.S. employees and retirees of Tronox participated in Kerr-McGee’s benefit plans through the Distribution date.

Effect of Tronox Separation - In connection with the Tronox separation, Tronox established employee benefit plans for its U.S. employees and retirees and, upon completion of the Distribution, assumed the benefit obligations associated with such employees. For funded U.S. retirement plans, Kerr-McGee also transferred to Tronox trust assets associated with the benefit obligations assumed. Additionally, foreign subsidiaries of Tronox retained their obligations for retirement plans they have sponsored in Germany and the Netherlands.

For Kerr-McGee’s U.S. retirement and postretirement plans, assumption of the benefit obligations by Tronox represented a partial settlement of the plan obligations. In connection with the settlement, the benefit obligations for the plans affected by the Tronox separation were remeasured as of March 30, 2006 and assets and liabilities associated with the benefit obligations assumed by Tronox were deconsolidated from Kerr-McGee’s consolidated financial statements.

Benefit Obligations and Funded Status - The following provides a reconciliation of benefit obligations, plan assets and funded status of the company’s pension and other postretirement plans for the six months ended June 30, 2006:

(Millions of dollars)	Retirement Plans	Postretirement Health and Life Plans
Change in benefit obligations -
Benefit obligations at December 31, 2005	$1,255	$297
Service cost	13	2
Interest cost	26	6
Plan amendments	15	—
Net actuarial gain	(31)	(4)
Contributions by plan participants	—	3
Benefits paid	(49)	(11)
Tronox Distribution	(500)	(147)

Benefit obligations at June 30, 2006	$729	$146

Change in plan assets -
Fair value of plan assets at December 31, 2005	$1,132	$—
Actual return on plan assets	18	—
Employer contributions	2	8
Participant contributions	—	3
Benefits paid	(49)	(11)
Tronox Distribution (1)	(512)	—

Fair value of plan assets at June 30, 2006 (2)	$591	$—

(1)	Includes plan assets of $450 million transferred from Kerr-McGee’s U.S. qualified retirement plan trust to Tronox.

(2)	Excludes the grantor trust assets of $67 million associated with the company’s supplemental nonqualified U.S. retirement plans.

The following table presents the funded status of the company’s plans and its reconciliation to amounts recognized in the Condensed Consolidated Balance Sheet at June 30, 2006 and December 31, 2005:

	Retirement Plans		Postretirement Health and Life Plans
(Millions of dollars)	June 30, 2006	December 31, 2005	June 30, 2006	December 31, 2005
Benefit obligations	$729	$1,255	$146	$297
Fair value of plan assets	591	1,132	—	—

Funded status of plans - under funded	(138)	(123)	(146)	(297)
Amounts not recognized in the Condensed Consolidated Balance Sheet -
Prior service cost	34	42	(7)	(14)
Net actuarial loss	176	282	37	80

Net prepaid expense (accrued liability) recognized	$72	$201	$(116)	$(231)

Classification of amounts recognized in the Condensed Consolidated Balance Sheet -
Prepaid pension cost	$115	$249	$—	$—
Accrued benefit liability	(91)	(79)	(116)	(231)
Intangible asset	6	—	—	—
Accumulated other comprehensive loss (pretax)	42	31	—	—

Total	$72	$201	$(116)	$(231)

The following table summarizes the accumulated benefit obligations and the projected benefit obligations associated with the company’s unfunded U.S. benefit plans:

	At June 30, 2006		At December 31, 2005
(Millions of dollars)	Nonqualified Retirement Plans (1)	Postretirement Health and Life Plans	Nonqualified Retirement Plans (1)	Postretirement Health and Life Plans
Accumulated benefit obligation	$97	$146	$65	$297
Projected benefit obligation	107	146	80	297

(1)	Although not considered plan assets, a grantor trust was established from which payments for certain U.S. supplemental benefits are made. The trust assets had a balance of $67 million and $50 million at June 30, 2006 and December 31, 2005, respectively. In January 2006, the company made a discretionary contribution to the grantor trust of $22 million. In connection with the Distribution of Tronox, the company transferred $4 million of grantor trust assets to the newly-established Tronox nonqualified retirement plan.

Summarized below are the accumulated benefit obligation, the projected benefit obligation, the market value of plan assets and the funded status of the company’s U.S. qualified retirement plan:

(Millions of dollars)	At June 30, 2006	At December 31, 2005
Accumulated benefit obligation	$570	$990

Projected benefit obligation	$622	$1,093
Market value of plan assets	591	1,070

Funded status - under funded	$(31)	$(23)

Expected Benefit Payments - Following are the expected benefit payments for the second half of 2006, the following four years and, in an aggregate, for the years 2011 through 2015:

(Millions of dollars)	2006	2007	2008	2009	2010	2011- 2015
Retirement plans	$31	$76	$62	$65	$65	$340
Postretirement health and life plans	5	11	11	11	11	54

Net Periodic Cost - Income from continuing operations for the three and six months ended June 30, 2006 and 2005 includes the following components of net periodic cost:

	Retirement Plans		Postretirement Health and Life Plans
	Three Months Ended June 30,		Three Months Ended June 30,
(Millions of dollars)	2006	2005	2006	2005
Net periodic cost -
Service cost	$5	$8	$1	$1
Interest cost	10	15	2	3
Expected return on plan assets	(13)	(24)	—	—
Net amortization -
Prior service cost	3	2	—	(1)
Net actuarial loss	1	1	—	2

Total	$6	$2	$3	$5

	Retirement Plans		Postretirement Health and Life Plans
	Six Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2006	2005	2006	2005
Net periodic cost -
Service cost	$12	$15	$2	$2
Interest cost	25	31	4	5
Expected return on plan assets	(33)	(48)	—	—
Net amortization -
Prior service cost	8	4	—	(2)
Net actuarial loss	3	2	—	3

Total	$15	$4	$6	$8

Assumptions - The following assumptions were used in estimating the actuarial present value of the benefit obligations for Kerr-McGee’s U.S. retirement and postretirement health and life plans:

	March 30, 2006(1)	December 31, 2005
Discount rate	5.85%	5.50%
Rate of compensation increases	4.50%	4.50%

(1)	Benefit obligations of plans impacted by the Tronox Distribution were remeasured as of the Distribution date.

11.	Earnings Per Share

The following tables set forth the computation of basic and diluted earnings per share from continuing operations for the three and six months ended June 30, 2006 and 2005. Substantially all options outstanding at June 30, 2006 and 2005 were in-the-money and, therefore, the dilutive effect of such options is reflected in diluted earnings per share for the periods presented.

	For the Three Months Ended June 30,
	2006			2005
(In millions, except per-share amounts)	Income from Continuing Operations	Shares	Per-Share Income	Income from Continuing Operations	Shares	Per-Share Income
Basic earnings per share	$306	225.1	$1.36	$256	281.6	$.91

Effect of dilutive securities:
Restricted stock	—	1.2		—	1.5
Stock options	—	3.0		—	2.3

Diluted earnings per share	$306	229.3	$1.33	$256	285.4	$.90

	For the Six Months Ended June 30,
	2006			2005
(In millions, except per-share amounts)	Income from Continuing Operations	Shares	Per-Share Income	Income from Continuing Operations	Shares	Per-Share Income
Basic earnings per share	$582	226.2	$2.57	$499	295.6	$1.69

Effect of dilutive securities:
5.25% convertible debentures	—	—		4	6.4
Restricted stock	—	1.0		—	1.3
Stock options	—	2.9		—	2.1

Diluted earnings per share	$582	230.1	$2.53	$503	305.4	$1.65

12.	Capital Stock

The following table presents changes in common stock issued and treasury stock held for the six-month period ended June 30, 2006. Treasury stock balances were unaffected by the stock split.

(Thousands of shares)	Shares Issued	Treasury Stock	Shares Outstanding
Balance at December 31, 2005	232,232	3,457	228,775
Stock option exercises	1,684	—	1,684
Issuance of restricted stock	482	—	482
Other issuances	15	—	15
Forfeiture of restricted stock	—	97	(97)
Purchases of treasury stock (1)	—	3,551	(3,551)

Balance at June 30, 2006	234,413	7,105	227,308

(1)	Includes shares surrendered by employees in satisfaction of withholding tax obligations.

Preferred Share Purchase Rights Plan - The company has had a stockholders’ rights plan since 1986. Rights were distributed as a dividend at the rate of one-half right for each share of the company’s common stock (on a post-stock split basis) and continue to trade together with each share of common stock. Generally, the rights become exercisable the earlier of 10 days after a public announcement that a person or group has acquired, or a tender offer has been made for 15% or more of the company’s then-outstanding stock. If either of these events occurs, each right would entitle the holder (other than a holder owning more than 15% of the outstanding stock) to buy the number of shares of the company’s common stock having a market value two times the exercise price. The exercise price is $215. Generally, the rights may be redeemed at $.01 per right until a person or group has acquired 15% or more of the company’s stock.

On June 23, 2006, the company entered into an amendment to render the rights plan inapplicable to (i) the approval, execution or delivery of the merger agreement with Anadarko, (ii) the announcement of the merger, (iii) the consummation of the merger or the other transactions contemplated by the merger agreement and (iv) the acquisition of the company’s common stock pursuant to the merger or the merger agreement. In addition, the amendment provides for the extension of the expiration date of the rights plan from July 26, 2006 to July 22, 2016; and the termination of the rights plan upon the earliest of the expiration date, redemption, exchange or immediately prior to the effective date of the merger.

13.	Contingencies

The following table summarizes the company’s contingency reserves for the six months ended June 30, 2006, as well as changes in third-party receivables for environmental cost reimbursements:

(Millions of dollars)	Reserves for Litigation	Reserves for Environmental Remediation(1)	Reimbursements Receivable (1)
Balance at December 31, 2005	$30	$268	$57
Provisions / Accruals	—	3	21
Payments / Settlements	(5)	(13)	(21)
Tronox Distribution	(8)	(216)	(57)

Balance at June 30, 2006	$17	$42	$—

(1)	Provision for environmental remediation and restoration and associated accruals for third-party reimbursements include $2 million and $21 million, respectively, related to Tronox. These amounts are reflected in the Condensed Consolidated Statement of Income as a component of loss from discontinued operations. Provision for environmental remediation costs associated with continuing operations for the three and six months ended June 30, 2006 of $3 million reflects a $1 million increase in reserves for environmental remediation and a loss of $2 million associated with a write-down of assets located at sites where environmental investigation and/or remediation is in progress.

The company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. Management believes, after consultation with its internal legal counsel, that the company has reserved adequately for the reasonably estimable costs of environmental matters and other contingencies. However, additions to the reserves may be required as additional information is obtained that enables the company to better estimate its liabilities, including liabilities at sites now under review. It is not possible for the company to reliably estimate the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because, among other reasons:

•	Some sites are in the early stages of investigation, and other sites may be identified in the future.

•	Remediation activities vary significantly in duration, scope and cost from site to site depending on the mix of unique site characteristics, applicable technologies and regulatory agencies involved.

•	Cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs.

•	Environmental laws frequently impose joint and several liability on all responsible parties, and it can be difficult to determine the number and financial condition of other responsible parties and their respective shares of responsibility for cleanup costs.

•	Environmental laws and regulations, as well as enforcement policies, are continually changing, and the outcome of court proceedings and discussions with regulatory agencies are inherently uncertain.

•	Unanticipated construction problems and weather conditions can hinder the completion of environmental remediation.

•	Some legal matters are in the early stages of investigation or proceeding or their outcomes otherwise may be difficult to predict, and other legal matters may be identified in the future.

•	The inability to implement a planned engineering design or use planned technologies and excavation methods may require revisions to the design of remediation measures, which can delay remediation and increase costs.

•	The identification of additional areas or volumes of contamination and changes in costs of labor, equipment and technology generate corresponding changes in environmental remediation costs.

Current and former operations of the company and its affiliates require the management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations will obligate the company to clean up various sites at which petroleum and other hydrocarbons and/or other materials have been contained, disposed of, or released. Some of these sites have been designated Superfund sites by the U.S. Environmental Protection Agency (EPA) pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the company operates.

Following are discussions regarding certain environmental sites, litigation and other matters with respect to which the company may have loss exposure.

Los Angeles County, California

During 2004, the company began remediation and restoration of an oil and gas field that was operated by an affiliate of the company and its predecessors from about 1936 to 1990 in Los Angeles County, California. The company is obligated to remediate soils contaminated with petroleum hydrocarbons associated with certain early drilling and production pits and sumps and other historic leaks and spills. The remediation and restoration of this oil and gas field is expected to be substantially complete in approximately five years.

As of June 30, 2006, environmental reserves for this project totaled $22 million. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Other Environmental Sites

Kerr-McGee and/or its affiliates are responsible for environmental costs related to certain other sites where exploration and production activities were conducted. As of June 30, 2006, the company and its affiliates had reserves of $20 million associated with these other sites. Although actual costs may differ from current estimates, the amount of any revisions in remediation costs cannot be reasonably estimated at this time.

Deepwater Royalty Relief Act

In 1995, the United States Congress passed the Deep Water Royalty Relief Act (DWRRA) to stimulate exploration and production of oil and natural gas by providing relief from the obligation to pay royalty on certain federal leases located in the deep waters of the Gulf of Mexico. In January 2006, the Department of the Interior (DOI) ordered Kerr-McGee Oil and Gas Corporation (KMOG) to pay oil and gas royalties and accrued interest on certain of KMOG’s deepwater Gulf of Mexico production for which KMOG believes royalties are suspended under the DWRRA. DOI issued the Order to Pay based on the assertion that DOI has the discretion to eliminate royalty relief under the DWRRA when oil and gas prices reach certain levels specified by DOI. KMOG believes that DOI does not have the authority to eliminate royalty relief on the subject leases and, accordingly, is contesting the Order to Pay additional royalties. In that regard, on March 17, 2006, KMOG filed a lawsuit in the U.S. District Court for the Western District of Louisiana against the DOI for injunctive and declaratory relief with respect to the DOI’s claims for additional royalties. KMOG and the DOI have agreed to mediate the dispute voluntarily. If the mediation is not successful, the company will continue to pursue the matter before the Court. The company has recorded reserves for the full amount of the DOI claim, including interest. As of June 30, 2006, reserves for royalties and interest totaled $157 million.

Other Litigation

Kerr-McGee and its affiliates are parties to a number of legal and administrative proceedings involving the False Claims Act and other royalty-related claims and disputes with federal, state and private parties, environmental matters and/or other matters pending in various courts or agencies. Some of these proceedings are associated with facilities currently or previously owned, operated or used by the company and/or its predecessors, some of which include claims for personal injuries, property damages, cleanup costs and other environmental matters. These proceedings, individually and in the aggregate, are not expected to have a material adverse effect on the company.

14.	Commitments

Purchase Obligations - In the normal course of business, the company enters into contractual agreements to purchase pipeline capacity and other services. In 2006, the company entered into additional agreements for the purchase of pipeline capacity from 2008 through 2022 totaling $360 million, of which $23 million is expected to be paid in each of 2008 and 2009, $24 million in 2010, and $290 million thereafter.

Drilling Rig Commitments - In the normal course of business, the company enters into arrangements to participate in the use of various drilling rigs. In 2006, the company entered into additional agreements totaling $117 million, of which $6 million is due in 2006, $36 million is due in 2007, $39 million is due in 2008, $31 million is due in 2009 and $5 million is due in 2010.

Employee Continuity Agreements - The company has commitments to its officers and certain key employees under agreements that provide for continuation of salary, bonuses and specified benefits for varying terms in the event of a qualifying termination of employment (including termination without cause or upon change in control). As of June 30, 2006, the company’s commitment for such benefits approximated $55 million, plus income and excise tax gross-up payments.

In late June 2006, the company initiated a retention program for certain employees with an estimated aggregate cost of up to $53 million. Assuming all participating employees satisfy continuing service and other conditions, the company will make estimated payments under this program of $17 million in 2007 and $18 million in each of 2008 and 2009.

Commitments Associated with the Proposed Merger - Under the merger agreement between Kerr-McGee and Anadarko, the company may be required to pay Anadarko $493 million if the merger agreement is terminated under certain conditions and the company enters into an alternative transaction. Under separate agreements, the company is committed to pay $35 million of financial advisory fees upon completion of the merger.

15.	Business Segments

The company has four operating segments, all of which are in the business of crude oil and natural gas exploration and production (E&P). In the U.S., the company operates offshore in the Gulf of Mexico and onshore in the Rocky Mountain and Southern (Midcontinent) areas. We also have exploration and production operations in China, and exploration activities in Alaska, Brazil and other international locations.

In 2006, the company completed the separation of Tronox and, accordingly, expanded its segment presentation based on the way management currently reviews E&P operating results to make decisions about resource allocation and assess individual segment performance. Segment performance is evaluated based on operating profit, which represents results of operations before considering marketing activities, certain corporate costs, oil and gas derivatives, interest and debt expense, and other income (expense).

The following table sets forth the revenues and operating profit for each of our operating segments, as well as reconciliation to income from continuing operations before income taxes.

(Millions of dollars)	Gulf of Mexico	Rocky Mountain	Southern	China	Other (1)	Total
Three months ended June 30, 2006:
Revenues	$609	$339	$201	$101	$—	$1,250	(2)

Operating profit	$434	$182	$85	$59	$(41)	$719

Net marketing margin						2
Loss on oil and gas derivatives						(130)
Corporate costs						(66	)(3)
Interest and debt expense						(49)
Other income (expense)						(3)

Income from continuing operations before income taxes						$473

Three months ended June 30, 2005:
Revenues	$553	$296	$205	$73	$—	$1,127	(2)

Operating profit	$336	$178	$91	$32	$(34)	$603

Net marketing margin						(1)
Loss on oil and gas derivatives						(82)
Corporate costs						(55	)(3)
Interest and debt expense						(58)
Other income (expense)						(4)

Income from continuing operations before income taxes						$403

Six months ended June 30, 2006:
Revenues	$1,139	$704	$433	$175	$—	$2,451	(2)

Operating profit	$822	$391	$208	$105	$(69)	$1,457

Net marketing margin						1
Loss on oil and gas derivatives						(244)
Corporate costs						(136	)(3)
Interest and debt expense						(171)
Other income (expense)						(6)

Income from continuing operations before income taxes						$901

Six months ended June 30, 2005:
Revenues	$1,049	$561	$395	$147	$—	$2,152	(2)

Operating profit	$648	$313	$192	$80	$(55)	$1,178

Net marketing margin						1
Loss on oil and gas derivatives						(168)
Corporate costs						(113	)(3)
Interest and debt expense						(118)
Other income (expense)						(6)

Income from continuing operations before income taxes						$774

(1)	Represents exploration activities outside our core operating areas and certain general and administrative costs associated with E&P operations.

(2)	Excludes third-party marketing revenues and oil and gas derivatives that are not considered in the determination of segment operating profit.

(3)	Represents general and administrative costs, depreciation expense and property taxes incurred outside our E&P operations. Certain corporate general and administrative costs previously reported as part of the E&P segment’s operating profit in 2005 are included here for consistency with 2006 presentation.

16.	Condensed Consolidating Financial Information

The company’s 5.875% Notes due 2006, 6.875% Notes due 2011, 6.95% Notes due 2024 and 7.875% Notes due 2031, for a total principal amount of $2.1 billion, have been fully and unconditionally guaranteed by Kerr-McGee Oil and Gas Onshore LP, a wholly-owed subsidiary of Kerr-McGee Corporation. As a result of these guarantee arrangements, the company is required to present condensed consolidating financial information.

The following tables present condensed consolidating financial information for (a) Kerr-McGee Corporation, the parent company, (b) the guarantor subsidiary, and (c) the nonguarantor subsidiaries. Other income (expense) in the Condensed Consolidating Statement of Income includes equity interest in income (loss) of subsidiaries for all periods presented.

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Statement of Income

For the Three Months Ended June 30, 2006

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Oil and gas sales	$—	$514	$713	$—	$1,227
Loss on commodity derivatives	—	—	(130)	—	(130)
Gas marketing revenues	—	147	—	—	147
Other revenues	—	15	8	—	23

Total Revenues	—	676	591	—	1,267

Operating Expenses
Lease operating costs	—	72	56	—	128
Production and ad valorem taxes	—	32	11	—	43
Transportation expense	—	9	16	—	25
General and administrative expense	—	(1)	61	—	60
Merger-related costs	8	—	—	—	8
Exploration expense	—	16	90	—	106
Gas gathering, processing and other expenses	—	17	10	—	27
Gas marketing costs	—	145	—	—	145
Depreciation, depletion and amortization	—	120	74	—	194
Accretion expense	—	2	2	—	4
Provision for environmental remediation costs	—	3	—	—	3
Gain on sales of oil and gas properties	—	—	(1)	—	(1)

Total Operating Expenses	8	415	319	—	742

Operating Income (Loss)	(8)	261	272	—	525
Interest expense	(115)	(7)	(142)	215	(49)
Other income (expense)	392	36	167	(598)	(3)

Income from Continuing Operations before Income Taxes	269	290	297	(383)	473
Benefit (provision) for income taxes	36	(99)	(104)	—	(167)

Income from Continuing Operations	305	191	193	(383)	306
Loss from discontinued operations, net of taxes	—	—	(1)	—	(1)

Net Income	$305	$191	$192	$(383)	$305

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Statement of Income

For the Three Months Ended June 30, 2005

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Oil and gas sales	$—	$484	$624	$—	$1,108
Loss on commodity derivatives	—	—	(82)	—	(82)
Gas marketing revenues	—	138	—	—	138
Other revenues	—	13	6	—	19

Total Revenues	—	635	548	—	1,183

Operating Expenses
Lease operating costs	—	63	52	—	115
Production and ad valorem taxes	—	33	1	—	34
Transportation expense	—	10	14	—	24
General and administrative expense	—	—	62	—	62
Exploration expense	—	15	101	—	116
Gas gathering, processing and other expenses	—	19	7	—	26
Gas marketing costs	—	139	—	—	139
Depreciation, depletion and amortization	—	114	106	—	220
Accretion expense	—	2	3	—	5
Provision for environmental remediation costs	—	—	2	—	2
Gain on sales of oil and gas properties	—	(25)	—	—	(25)

Total Operating Expenses	—	370	348	—	718

Operating Income	—	265	200	—	465
Interest expense	(48)	(6)	(99)	95	(58)
Other income (expense)	424	10	154	(592)	(4)

Income from Continuing Operations before Income Taxes	376	269	255	(497)	403
Benefit (provision) for income taxes	9	(94)	(62)	—	(147)

Income from Continuing Operations	385	175	193	(497)	256
Income (loss) from discontinued operations, net of taxes	(15)	—	129	—	114

Net Income	$370	$175	$322	$(497)	$370

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Statement of Income

For the Six Months Ended June 30, 2006

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Oil and gas sales	$—	$1,087	$1,319	$—	$2,406
Loss on commodity derivatives	—	—	(244)	—	(244)
Gas marketing revenues	—	360	—	—	360
Other revenues	—	30	15	—	45

Total Revenues	—	1,477	1,090	—	2,567

Operating Expenses
Lease operating costs	—	145	114	—	259
Production and ad valorem taxes	—	61	13	—	74
Transportation expense	—	18	30	—	48
General and administrative expense	—	(1)	135	—	134
Merger-related costs	8	—	—	—	8
Exploration expense	—	26	132	—	158
Gas gathering, processing and other expenses	—	41	20	—	61
Gas marketing costs	—	359	—	—	359
Depreciation, depletion and amortization	—	238	145	—	383
Accretion expense	—	3	4	—	7
Provision for environmental remediation costs	—	3	—	—	3
Gain on sales of oil and gas properties	—	(4)	(1)	—	(5)

Total Operating Expenses	8	889	592	—	1,489

Operating Income (Loss)	(8)	588	498	—	1,078
Interest expense	(192)	(13)	(324)	439	(90)
Loss on early repayment and modification of debt	(12)	—	(69)	—	(81)
Other income (expense)	744	64	344	(1,158)	(6)

Income from Continuing Operations before Income Taxes	532	639	449	(719)	901
Benefit (Provision) for Income Taxes	62	(224)	(157)	—	(319)

Income from Continuing Operations	594	415	292	(719)	582
Income (loss) from discontinued operations, net of taxes	(36)	—	12	—	(24)
Cumulative effect of change in accounting principle, net of taxes	2	—	—	—	2

Net Income	$560	$415	$304	$(719)	$560

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Statement of Income

For the Six Months Ended June 30, 2005

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Oil and gas sales	$—	$922	$1,192	$—	$2,114
Loss on commodity derivatives	—	—	(168)	—	(168)
Gas marketing revenues	—	270	—	—	270
Other revenues	—	26	12	—	38

Total Revenues	—	1,218	1,036	—	2,254

Operating Expenses
Lease operating costs	—	122	101	—	223
Production and ad valorem taxes	—	62	2	—	64
Transportation expense	—	20	27	—	47
General and administrative expense	—	(3)	118	—	115
Exploration expense	—	26	145	—	171
Gas gathering, processing and other expenses	—	38	16	—	54
Gas marketing costs	—	269	—	—	269
Depreciation, depletion and amortization	—	229	214	—	443
Accretion expense	—	4	7	—	11
Provision for environmental remediation costs	—	—	2	—	2
Asset impairments	—	—	4	—	4
Gain on sales of oil and gas properties	—	(47)	—	—	(47)

Total Operating Expenses	—	720	636	—	1,356

Operating Income	—	498	400	—	898
Interest expense	(90)	(16)	(190)	178	(118)
Other income (expense)	814	18	203	(1,041)	(6)

Income from Continuing Operations before Income Taxes	724	500	413	(863)	774
Benefit (provision) for income taxes	16	(175)	(116)	—	(275)

Income from Continuing Operations	740	325	297	(863)	499
Income (loss) from discontinued operations, net of taxes	(15)	—	241	—	226

Net Income	$725	$325	$538	$(863)	$725

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Balance Sheet

As of June 30, 2006

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$1	$2	$153	$—	$156
Intercompany receivables	—	—	77	(77)	—
Accounts receivable	2	279	470	—	751
Derivatives and other current assets	—	30	174	—	204
Deferred income taxes	5	14	361	—	380
Assets held for sale	—	—	24	—	24

Total Current Assets	8	325	1,259	(77)	1,515
Property, Plant and Equipment - Net	—	5,470	2,747	—	8,217
Investment in Subsidiaries	11,600	—	—	(11,600)	—
Investments, Derivatives and Other Assets	16	81	224	—	321
Goodwill and Other Intangible Assets	—	370	805	—	1,175
Assets held for sale	—	—	710	—	710

Total Assets	$11,624	$6,246	$5,745	$(11,677)	$11,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Intercompany borrowings	$4,616	$293	$—	$(4,909)	$—
Accounts payable	13	192	193	—	398
Long-term debt due within one year	309	—	—	—	309
Income taxes payable	—	—	53	—	53
Commodity derivative liabilities	—	5	872	—	877
Accrued liabilities	62	260	509	—	831
Liabilities associated with assets held for sale	—	—	25	—	25

Total Current Liabilities	5,000	750	1,652	(4,909)	2,493

Long-Term Debt	1,802	—	295	—	2,097

Noncurrent Liabilities
Deferred income taxes	(30)	1,326	324	—	1,620
Asset retirement obligations	—	91	121	—	212
Commodity derivative liabilities	—	1	322	—	323
Other	69	65	317	—	451
Liabilities associated with assets held for sale	—	—	126	—	126

Total Noncurrent Liabilities	39	1,483	1,210	—	2,732

Stockholders’ Equity	4,783	4,013	2,588	(6,768)	4,616

Total Liabilities and Stockholders’ Equity	$11,624	$6,246	$5,745	$(11,677)	$11,938

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Balance Sheet

As of December 31, 2005

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$1	$5	$1,047	$—	$1,053
Accounts receivable	1	371	381	—	753
Derivatives and other current assets	—	33	172	—	205
Deferred income taxes	—	14	533	—	547
Tronox Assets	—	—	691	—	691

Total Current Assets	2	423	2,824	—	3,249
Property, Plant and Equipment - Net	—	5,247	3,188	—	8,435
Investment in Subsidiaries	8,688	—	—	(8,688)	—
Investments, Derivatives and Other Assets	25	80	402	(80)	427
Goodwill and Other Intangible Assets	—	374	805	—	1,179
Assets Held for Sale and Tronox Assets	—	4	982	—	986

Total Assets	$8,715	$6,128	$8,201	$(8,768)	$14,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Intercompany borrowings	$2,459	$1,354	$1,866	$(5,679)	$—
Accounts payable	6	231	188	—	425
Long-term debt due within one year	306	—	—	—	306
Income taxes payable	—	—	429	—	429
Commodity derivative liabilities	—	14	1,492	—	1,506
Accrued liabilities	(72)	263	655	—	846
Liabilities associated with Tronox	—	—	419	—	419

Total Current Liabilities	2,699	1,862	5,049	(5,679)	3,931

Long-Term Debt	1,801	—	476	—	2,277

Noncurrent Liabilities
Deferred income taxes	(9)	639	815	—	1,445
Asset retirement obligations	—	74	236	—	310
Commodity derivative liabilities	—	—	658	—	658
Other noncurrent liabilities	—	91	380	—	471
Liabilities associated with Tronox	—	—	1,069	—	1,069

Total Noncurrent Liabilities	(9)	804	3,158	—	3,953

Stockholders’ Equity	4,224	3,462	(482)	(3,089)	4,115

Total Liabilities and Stockholders’ Equity	$8,715	$6,128	$8,201	$(8,768)	$14,276

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2006

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income	$560	$415	$304	$(719)	$560
Adjustments to reconcile net income to net cash provided by (used in) operating activities-
Depreciation, depletion and amortization	—	246	184	—	430
Deferred income taxes	(34)	49	92	—	107
Dry hole expense	—	4	69	—	73
Gain on sale of assets	—	(4)	(1)	—	(5)
Accretion expense	—	3	4	—	7
Loss on early repayment and modification of debt	12	—	69	—	81
Provision for Tronox guarantee	56	—	—	—	56
Equity in earnings of subsidiaries	(719)	—	—	719	—
Other noncash items affecting net income	2	21	(48)	—	(25)
Changes in assets and liabilities	178	43	(795)	—	(574)

Net Cash Provided by (Used in) Operating Activities	55	777	(122)	—	710

Cash Flows from Investing Activities
Capital expenditures	—	(449)	(476)	—	(925)
Dry hole costs	—	(4)	(36)	—	(40)
Proceeds from sales of assets	—	5	6	—	11
Other investing activities	—	—	15	—	15

Net Cash Used in Investing Activities	—	(448)	(491)	—	(939)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of stock options	43	—	—	—	43
Purchases of treasury stock	(369)	—	—	—	(369)
Repayment of debt	—	—	(250)	—	(250)
Dividends paid	(11)	—	—	—	(11)
Increase (decrease) in intercompany notes payable	273	(332)	59	—	—
Settlement of Westport derivatives	—	—	(30)	—	(30)
Tronox Distribution	—	—	(57)	—	(57)
Other financing activities	9	—	—	—	9

Net Cash Used in Financing Activities	(55)	(332)	(278)	—	(665)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(3)	—	(3)

Net Decrease in Cash and Cash Equivalents	—	(3)	(894)	—	(897)
Cash and Cash Equivalents at Beginning of Year	1	5	1,047	—	1,053

Cash and Cash Equivalents at End of Period	$1	$2	$153	$—	$156

Kerr-McGee Corporation and Subsidiary Companies

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2005

(Millions of dollars)	Kerr- McGee Corporation	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income	$725	$325	$538	$(863)	$725
Adjustments to reconcile net income to net cash provided by (used in) operating activities-
Depreciation, depletion and amortization	—	236	414	—	650
Deferred income taxes	(2)	20	247	—	265
Dry hole expense	—	10	81	—	91
Asset impairments	—	—	5	—	5
(Gain) loss on sale of assets	—	(47)	1	—	(46)
Accretion expense	—	4	13	—	17
Equity in earnings of subsidiaries	(771)	—	—	771	—
Other noncash items affecting net income	(17)	168	(99)	94	146
Changes in assets and liabilities	11	(192)	(92)	(2)	(275)

Net Cash Provided by (Used in) Operating Activities	(54)	524	1,108	—	1,578

Cash Flows from Investing Activities
Capital expenditures	—	(347)	(461)	—	(808)
Dry hole costs	—	(11)	(64)	—	(75)
Proceeds from sales of assets	—	54	9	—	63
Other investing activities	—	(21)	—	—	(21)

Net Cash Used in Investing Activities	—	(325)	(516)	—	(841)

Cash Flows from Financing Activities
Issuance of common stock upon exercise of stock options	159	—	—	—	159
Purchases of treasury stock	(250)	—	—	—	(250)
Repayment of debt	(350)	—	(42)	—	(392)
Proceeds from borrowings	4,250	—	—	—	4,250
Dividends paid	(142)	—	—	—	(142)
Increase (decrease) in intercompany notes payable	419	(183)	(236)	—	—
Settlement of Westport derivatives	—	—	(80)	—	(80)
Shares repurchased under the tender offer	(3,975)	—	—	—	(3,975)
Other financing activities	(58)	—	—	—	(58)

Net Cash Provided by (Used in) Financing Activities	53	(183)	(358)	—	(488)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(1)	—	(1)

Net Increase (Decrease) in Cash and Cash Equivalents	(1)	16	233	—	248
Cash and Cash Equivalents at Beginning of Year	2	11	63	—	76

Cash and Cash Equivalents at End of Period	$1	$27	$296	$—	$324